EXHIBIT 99.1

For Immediate Release:	April 1, 2026
Home BancShares, Inc. Announces
Completion of the Acquisition of Mountain Commerce Bancorp, Inc.
Conway, AR – Home BancShares, Inc. (NYSE: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), today announced that it has completed its previously announced acquisition of Mountain Commerce Bancorp, Inc. (“Mountain Commerce” or “MCBI”), parent company of Mountain Commerce Bank, pursuant to the terms of a definitive agreement and plan of merger. The acquisition was completed through a series of mergers resulting in Mountain Commerce merging into Home and Mountain Commerce Bank merging into Centennial. The acquisition is effective today, April 1, 2026.
As of December 31, 2025, MCBI had approximately $1.77 billion in total assets, $1.49 billion in loans, and $1.54 billion in deposits. Actual balances at the time of closing may differ from these figures. With the completion of the acquisition, the Company now operates 78 branches in Florida, 75 branches in Arkansas, 59 branches in Texas, eight branches in Tennessee, five branches in South Alabama and one branch in New York City.
“The swift completion of the acquisition of Mountain Commerce Bank is a testament to the new M&A environment which allowed HOMB and MCBI to quickly move forward in the great state of Tennessee as a combined company, focused on the financial needs, wants and desires of the people in the Volunteer State,” said John Allison, Chairman, and Chief Executive Officer of Home.
“Centennial Bank welcomes the customers, talented team of bankers and shareholders of Mountain Commerce Bank and looks forward to the added value this merger will bring to our franchise,” said Stephen Tipton, Chief Executive Officer of Centennial Bank. “We look forward to expanding on the great banking performance that MCBI and Bill Edwards have created,” Tipton continued.
Under the terms of the definitive merger agreement, Home will issue approximately 5.4 million shares of its common stock, valued at approximately $146 million as of April 1, 2026, with Mountain Commerce shareholders receiving 0.85 shares of Home common stock for each share of Mountain Commerce common stock they own at closing along with a cash payment in lieu of any resulting fractional share of Home common stock. Mountain Commerce shareholders will also be entitled to receive quarterly dividends declared by Home with record dates following the closing.
Piper Sandler served as financial advisor to Mountain Commerce and provided a fairness opinion, with Bass, Berry & Sims PLC serving as legal advisor. Hovde Group, LLC served as financial advisor to Home BancShares and provided a fairness opinion, with DD&F Consulting Group serving as financial consultant and Mitchell, Williams, Selig, Gates & Woodyard, PLLC serving as legal advisor.

General
This release contains forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future, including future financial results. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future events, performance or results. When we use words or phrases like “may,” “will,” “plan,” “propose,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risks and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following: economic conditions, credit quality, interest rates, loan demand, real estate values and unemployment, including any future impacts from inflation or changes in tariffs or trade policies; the risk that the anticipated benefits from the completed acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and MCBI operate; the ability to promptly and effectively integrate the businesses of Home and MCBI; the ability to retain key employees, customers and business relationships following the acquisition; the reaction to the completed acquisition of the companies’ customers, employees and counterparties; diversion of management time on integration-related issues; the possibility that the costs of integration may be greater than anticipated; the effect of any future mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including as a result of one or more of the factors described above as they would relate to such transaction; the ability to identify, complete and successfully integrate additional acquisitions; the availability of and access to capital and liquidity on terms acceptable to us; legislative and regulatory changes and risks and expenses associated with current and future legislation and regulations; technological changes and cybersecurity risks and incidents; the effects of changes in accounting policies and practices; changes in governmental monetary and fiscal policies; the impacts of political instability, ongoing or future military conflicts and other major domestic or international events; the impacts of recent or future adverse weather events, including hurricanes, and other natural disasters; competition from other financial institutions; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; potential increases in deposit insurance assessments, increased regulatory scrutiny or market disruptions resulting from financial challenges in the banking industry; disruptions, uncertainties and related effects on credit quality, liquidity and other aspects of our business and operations that may result from any future public health crises; changes in the assumptions used in making the forward-looking statements; and other factors described in reports we file with the Securities and Exchange Commission (the “SEC”), including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026. Home assumes no obligation to update the information in this press release, except as otherwise required by law.
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FOR MORE INFORMATION CONTACT:
Donna Townsell
Director of Investor Relations
Home BancShares, Inc.
(501) 328-4625